EXHIBIT 4.51
AMENDED AND RESTATED NOTE

$15,000,000.00	March 29, 2007
     AirNet Systems, Inc., an Ohio corporation (the “Borrower”), promises to pay to the order of The Huntington National Bank (the “Lender”) the aggregate unpaid principal amount of all Revolving Loans made by Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of Lender, together with interest thereon at the rate or rates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on such Loans as set forth in the Agreement.
     Lender shall, and is hereby authorized to, record by entries made by Lender into its electronic data processing system and/or internal memoranda maintained by Lender, or to otherwise record in accordance with its usual practice, the date and amount of each such Loan and the date and amount of each principal and interest payment hereunder. The Borrower agrees that the sum or sums shown on such schedule, the most recent printout from Lender’s electronic data processing system and/or such memoranda shall be rebuttably presumptive evidence of the amount of the outstanding principal, interest or any other amount due under this Note; provided, however, that the failure of Lender to make any such entry(s) shall not affect the obligation of the Borrower to repay outstanding principal, interest or any other amount due under this Note in accordance with the terms hereof.
     This Note is issued pursuant to, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement dated as of March 29, 2007 (which, as it may be amended, modified, supplemented, extended, restated and/or replaced from time to time, is herein called the “Agreement”), between the Borrower and Lender, which was given as an amendment and restatement to the First Amended and Restated Credit Agreement, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
     This Note is given as an amendment and restatement for and as evidence of the indebtedness previously evidenced by that certain (i) Note dated May 28, 2004 given by Borrower in favor of Lender in the face amount of $18,750,000.00 (as amended from time to time, the “HNB Note”), and (ii) Note dated May 28, 2004 given by Borrower in favor of JPMorgan Chase Bank, a national banking association (“JPM”) formerly known as Bank One, N.A. (Columbus) in the face amount of $11,250,000.00 (as amended from time to time, the “JPM Note”), the outstanding principal indebtedness, as of the date hereof, of (i) the HNB Note being Zero Dollars ($0), and (ii) the JPM Note being Zero Dollars ($0); with said JPM Note having been assigned by JPM to Lender pursuant to the Assignment Agreement dated of even date herewith by and between Lender and JPM, as Assignee and Assignor, respectively. The HNB Note and the JPM Note were executed and delivered by Borrower pursuant to the First Amended and Restated Credit Agreement. The maximum principal amount available under the “Commitment” (as defined in the First Amended and Restated Credit Agreement) and under the HNB Note and the JPM Note has been reduced from time to time, and, ultimately, pursuant to that certain Fifth Change in Terms Agreement dated November 10, 2006, by and among Borrower, Lender in its capacity as Administrative Agent for the benefit of the “Lenders” (as such term is defined thereunder), and such “Lenders” (inclusive of JPM and Lender), the maximum outstanding principal indebtedness available under (i) said “Commitment” was reduced to $15,000,000.00, (ii) the HNB Note was reduced to $9,375,000.00, and (iii) the JMP Note was reduced to $5,625,000.00.
     Further, this Note does not constitute a novation of the HNB Note or the JPM Note or a refinance of the “Commitment” referenced above or the outstanding principal balance of the HNB Note or the JPM Note, and the Agreement does not constitute or represent a novation of the First Amended and Restated Credit Agreement, and this Note and the obligations and liabilities under the Agreement and all other Loan Documents shall remain secured by all mortgage liens, security interests, pledges, and other interests given, by Borrower, each Guarantor and any other Person, to secure the HNB Note and/or the JPM Note, this Note and/or the obligations under the Agreement and the other Loan Documents.
     The Borrower hereby irrevocably authorizes any attorney-at-law, including any attorney-at-law employed or retained by Lender, to appear for it in any action on this Note at any time after the same becomes due as herein provided in any court of record situated in the county where this warrant was signed (being Franklin County, Ohio), or in the county where the Borrower then resides or can be found, to waive the issuing and service of process, and confess a judgment in favor of the holder of this Note against the Borrower, for the amount that may then be due, with interest at the rate(s) provided for herein, together with the costs of suit, and to waive and release all errors in said proceedings and the right to appeal from the judgment rendered. The Borrower consents to the jurisdiction and venue of such court. The Borrower waives any conflict of interest that any attorney-at-law employed or retained by

Lender may have in confessing judgment hereunder and consents to the payment of a legal fee to any attorney-at-law confessing judgment hereunder.

AIRNET SYSTEMS, INC. an Ohio corporation
By:	/s/ Gary W. Qualmann
Gary W. Qualmann
	Title:	CFO

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.